BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE ORDINARY MEETING OF THE BOARD OF DIRECTORS
HELD ON JULY 25, 2019

1.           Date, Time and Place: Meeting held on July 25, 2019, at 10:00 a.m., in São Paulo City, São Paulo State, at BRF S.A.’s (“Company”) office located at Avenida das Nações Unidas 8501, 1st floor, Pinheiros, Zip Code 05425-000.

2.           Summons and Presence: Summons duly held pursuant to Article 21 of the Company’s Bylaws considering the presence of the totality of members of the Board of Directors: Mr. Pedro Pullen Parente (“Mr. Pedro Parente”), Mr. Augusto Marques da Cruz Filho (“Mr. Augusto Cruz”), Mr. Dan Ioschpe (“Mr. Dan Ioschpe”), Mrs. Flávia Buarque de Almeida (“Mrs. Flávia Almeida”), Mr. Walter Malieni Jr. (“Mr. Walter Malieni”), Mr. Francisco Petros Oliveira Lima Papathanasiadis (“Mr. Francisco Petros”), Mr. José Luiz Osório (“Mr. José Osório”), Mr. Luiz Fernando Furlan (“Mr. Luiz Furlan”), Mr. Roberto Antonio Mendes (“Mr. Roberto Mendes”) and Mr. Roberto Rodrigues (“Mr. Roberto Rodrigues”).

3.           Presiding Board: Chairman: Mr. Pedro Pullen Parente. Secretary: Mr. Carlos Eduardo de Castro Neves.

4.           Agenda: (i) Housing Program – PROHAB Lucas do Rio Verde City, Mato Grosso State; (ii) Conclusion and Ratification of Indemnity Agreement; e (iii) Report on the Brazilian Corporate governance code for Publicly Traded Companies 2019.

5.           Resolutions: The members approved, by unanimous votes and with no restrictions, the drawing up of the present minutes in summary form. Once the agenda had been examined, the following matter was discussed, and the following resolution was taken:

5.1.      PROHAB Lucas do Rio Verde City. The members of the Board of Directors have taken note of the documents and information presented in relation to the Housing Program (“PROHAB”) existing in Lucas do Rio Verde City, Mato Grosso State, and approved by unanimous votes, the ratification, with the proposed amendments, of deliberation previously taken by the Board of Directors in May 28, 2015,  therefore the approval of payment by the company of the value of  R$ 12,000.00 (twelve thousand reais) was ratified, per property, in favor of the municipality, as a result of the Housing Program (“POHAB”), being authorized to the Executive Board the negotiation  with the municipality of the terms and conditions of the aforementioned payment, what should happen with the observance of the provisions of the applicable legislation and the documents related to PROHAB.

Minutes of the Ordinary Meeting of the Board of Directors Held on July 25, 2019

BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE ORDINARY MEETING OF THE BOARD OF DIRECTORS
HELD ON JULY 25, 2019

5.2.      Indemnity Agreement. The members of the Board of Directors, by unanimous votes, considering the recommendation of the People, Governance, Organization and Culture Committee, (a)   granting additional guarantee to D&O Insurance, through the signing of an Indemnity agreement (“Indemnity Agreement”) (i) to certain BRF Vice-Presidents, as follow: Rubens Fernandes Pereira, Sidney Rogério Manzaro, Neil Hamilton dos Guimarães Peixoto Junior, Leonardo Campo Dall’Orto, Bruno Machado Ferla and Patrício Santiago Rohner; and (ii)  to the external members of the Audit and Integrity Committee, Messrs. Thomás Tosta de Sá and Fernando Maida Dall’Acqua; and (b) ratification of the Indemnity Agreement between the Company and Messrs. Vinicius Guimarães and Elcio Mitsuhiro Ito.

5.3.      Corporate Governance Report 2019. The members of the Board of Directors were informed by the Company’s management of the update of the Report of the Brazilian Corporate Governance Code to be released by the Company up to the end of July 2019, in Compliance with the CVM Instruction 586 of June 8, 2017, which amended CVM Instruction 480 of December 7, 2009.

6.           Documents Filed at the Company: The documents related to the agenda that supported the resolutions taken by the members of the Board of Directors or information presented during the meeting were filed at the Company’s head office.

7.           Closure: There being no other matters to be discussed, the Chairman declared the meeting closed, during which time the present minutes were drawn up in summary form by electronic processing and, having been read and found correct by all those present were signed

I certify that the above text is a faithful copy of the minutes which are filed in Book No. 7 of the Minutes of the Ordinary and Extraordinary Meetings of the Company´s Board of Directors.

São Paulo, July 25, 2019.

Carlos Eduardo de Castro Neves

Secretary

Minutes of the Ordinary Meeting of the Board of Directors Held on July 25, 2019